                                                              Exhibit 1.A(5)(ii)

                                     [LOGO]
       -------------------------------------------------------------------
                                Metropolitan Life
                                Insurance Company
                 A Mutual Company Incorporated in New York State
       -------------------------------------------------------------------

      Metropolitan Life Insurance Company will pay the amount of insurance and provide the other benefits of this policy according to its provisions.


      /s/ Joseph A. Reali                /s/ Ted Athanassiades
      Joseph  A. Reali                   Ted Athanassiades
      Vice-President and Secretary       President and Chief Operating Officer

      Insured                              JOHN A. DOE

      Specified Face Amount
      of Insurance                         $100,000 AS OF DATE OF POLICY

      Policy Number                        SPECIMEN

      Plan                                 FLEXIBLE PREMIUM MULTIFUNDED LIFE

      Flexible Premium Multifunded Life Insurance Policy

      Life insurance payable if the insured dies before the Final Date of Policy.
      Cash Value, if any, less any policy loan and loan interest, payable on the Final Date.
      Adjustable death benefit.
      Premiums payable while the insured is alive and before the Final Date of Policy.
      Premiums must be sufficient to keep the policy in force.
      Not eligible for dividends.

THE CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION ON PAGE 11.

The cash value in the Fixed Account will be credited with interest at a guaranteed rate shown on page 3.1. We may credit additional interest in excess of the guaranteed rate. See the Fixed Account provision on page 10.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

Right to Examine Policy--Please read this policy. You may return it to us or to the representative through whom you bought within 10 days from the date you receive it and within 45 days after the application is signed, whichever period ends later. If you return this policy within this period, the policy will be void from the beginning. We will refund any premium paid.

See Table of Contents and Company address on the last page.

READ THIS POLICY CAREFULLY. This policy is a legal contract between the policy owner and Metropolitan Life Insurance Company.


7FM-98                                 1

                       METROPOLITAN LIFE INSURANCE COMPANY

                              POLICY SPECIFICATIONS

      DATE OF POLICY ...........................  MAY 1, 1998

      INSURED'S AGE AND SEX ....................  35 MALE

      FINAL DATE OF POLICY .....................  POLICY ANNIVERSARY AT AGE 95

      DEATH BENEFIT ............................  OPTION A (SEE PAGE 7)

      OWNER ....................................  JOHN A. DOE

      BENEFICIARY ..............................  JANE DOE

      POLICY CLASSIFICATION ....................  STANDARD NONSMOKER

                                     INSURED

                                   JOHN A. DOE

SPECIFIED
FACE AMOUNT
OF INSURANCE ..$100,000 AS OF DATE OF POLICY          SPECIMEN ...POLICY NUMBER

PLAN ......FLEXIBLE PREMIUM MULTIFUNDED LIFE

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE UNTIL THE FINAL DATE IF SUFFICIENT PREMIUMS ARE PAID. THE PLANNED PREMIUM SHOWN BELOW MAY NEED TO BE INCREASED TO KEEP THIS POLICY AND COVERAGE IN FORCE.

      MINIMUM INITIAL PREMIUM ................................ $ XXXX ANNUALLY

      PLANNED PREMIUM ........................................ $ XXXX ANNUALLY

      GUARANTED MINIMUM DEATH BENEFIT PREMIUM ................ $ XXXX ANNUALLY

      GUARANTED MINIMUM DEATH BENEFIT PERIOD ................. XX YEARS

          SEE THE FOLLOWING PAGE 3 (CONT'D) FOR ANY ADDITIONAL BENEFITS


7FM-98                                 3

                             POLICY SPECIFICATIONS

                               ADDITIONAL BENEFITS


7FM-98                            3 (CONT'D)

                             POLICY SPECIFICATIONS

GUARANTEED INTEREST RATE FOR FIXED ACCOUNTS .................. 3.0% A YEAR
                                                               (EQUAL TO
                                                               .XXXXX% A MONTH
                                                               .XXXXX% A DAY)

EXPENSE

      EXPENSE CHARGE .............................. 5.5% OF GROSS
                                                    PREMIUMS RECEIVED

      UNDERWRITING CHARGE FOR
      INCREASES IN SPECIFIED FACE AMOUNT .......... $5 PER MONTH FOR
                                                    12 POLICY MONTHS
                                                    FOLLOWING THE
                                                    INCREASE

MAXIMUM ADMINISTRATIVE CHARGES

      DURING THE FIRST TWELVE POLICY MONTHS ....... $20 PER MONTH

      THEREAFTER .................................. $9 PER MONTH

      MAXIMUM MORTALITY AND EXPENSE RISKS CHARGES . .075% OF THE CASH VALUE
                                                     OF THE ASSETS IN THE
                                                     SEPARATE ACCOUNT
                                                     ATTRIBUTABLE TO THIS
                                                     POLICY AT THE
                                                     BEGINNING OF EACH
                                                     POLICY MONTH.

AFTER THE FIRST TWELVE POLICY MONTHS WE MAY WAIVE A PORTION OF THE ADMINISTRATIVE CHARGES IN ANY YEAR THE PLANNED PREMIUM IS PAID.

MAXIMUM TRANSFER CHARGE ............................ $25

SURRENDER CHARGE ................................... SEE PAGE 4.1

SPECIFIED FACE
  AMOUNT LIMITS .................................... YOU MAY NOT REDUCE
                                                     YOUR SPECIFIED FACE
                                                     AMOUNT OF INSURANCE
                                                     TO LESS THAN $XXXXX
                                                     DURING THE FIRST X POLICY
                                                     YEARS OR TO LESS THAN
                                                     $XXXXX AFTER THE X POLICY
                                                     YEAR


7FM-98                                 3.1

       Table of Guaranteed Maximum Rates for Each $1,000 of Term Insurance

              (See "Cost of Term Insurance" Provision on Page 9).

---------------------------------------  ---------------------------------------
                  Monthly Rate*                           Monthly Rate*
            ---------------------------             ----------------------------
    Age       Male             Female       Age       Male             Female
---------------------------------------  ---------------------------------------


---------------------------------------  ---------------------------------------

* If there is a supplemental rating of the life insurance benefit, as shown on page 3, the monthly charges for such supplemental rating must be added to the monthly rate determined from this table.


7FM-9804                                4                                 AAADUC

                       Table of Maximum Surrender Charges

         DURING POLICY        SURRENDER       DURING POLICY        SURRENDER
             YEAR              CHARGE             YEAR              CHARGE
             ----              ------             ----              ------

              1                  X                  9                 X
              2                  X                 10                 X
              3                  X                 11                 X
              4                  X                 12                 X
              5                  X                 13                 X
              6*                 X                 14                 X
              7                  X                 15                 X
              8                  X                 16 and Later       X

SEE PAGE 14 FOR AN EXPLANATION OF THE SURRENDER CHARGES.

* AFTER THE 5TH POLICY YEAR THE SURRENDER CHARGES WILL DECREASE EACH POLICY
  MONTH.


7FM-9804.1                             4.1

           Description of Investment Divisions in the Separate Account

THE ASSETS IN EACH INVESTMENT DIVISION OF METROPOLITAN LIFE SEPARATE ACCOUNT UL (SEPARATE ACCOUNT) ARE INVESTED IN SHARES OF A DESIGNATED INVESTMENT COMPANY PORTFOLIO. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY METROPOLITAN SERIES FUND, INC.

DIVISION 1--   STATE STREET RESEARCH GROWTH PORTFOLIO-- The investment objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

DIVISION 2--   STATE STREET RESEARCH INCOME PORTFOLIO-- The investment objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high-quality debt securities.

DIVISION 3--   STATE STREET RESEARCH DIVERSIFIED PORTFOLIO-- The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof, at the discretion of State Street Research.

DIVISION 4--   STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO-- The
               investment objective of this portfolio is to achieve maximum capital appreciation by investing primarily in common stocks (and equity and debt securities convertible into or carrying the right to acquire common stocks) of emerging growth companies, undervalued securities or special situations.

DIVISION 5--   STATE STREET RESEARCH INTERNATIONAL STOCK PORTFOLIO-- The
               investment objective of this portfolio is to achieve long-term growth of capital by investing primarily in common stocks and equity-related securities of non-United States companies.


DIVISION 6--   METLIFE STOCK INDEX PORTFOLIO-- The investment objective of this portfolio is to equal the performance of the Standard & Poor's
               500 Composite Stock Price Index (adjusted to assume reinvestment of dividends) by investing in the common stock of companies which are included in the index.

DIVISION 7--   LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO-- The investment
               objective of this portfolio is to achieve high total investment return through a combination of current income and capital appreciation. The Portfolio will normally invest at least 65% of its assets in fixed income securities of below investment grade quality.

DIVISION 8--   JANUS MID CAP PORTFOLIO-- The investment objective of this non-diversified portfolio is to provide long-term growth of capital. It pursues this objective by investing primarily in securities issued by medium sized companies.

DIVISION 9--   T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO-- The investment
               objective of this portfolio is achieve long-term growth by investing in small capitalization companies.

DIVISION 10--  SCUDDER GLOBAL EQUITY PORTFOLIO-- The investment objective of this portfolio is to achieve long-term growth of capital through a diversified portfolio of marketable securities, primarily equity securities, including common stocks, preferred stocks and debt securities convertible into common stocks. The Portfolio invests on a worldwide basis in equity securities of companies which are incorporated in the U.S. or in foreign countries. It also may invest in the debt securities of U.S. and foreign issuers. Income is an incidental consideration.

INVESTMENT RETURNS WILL REFLECT FLUCTUATIONS IN THE MARKET VALUE OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR METROPOLITAN SERIES FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE CURRENTLY AVAILABLE DESIGNATED PORTFOLIOS.


7FM-9805                                5                                 AAADUE

                                  Definitions

               This policy provides life insurance through flexible premium payments. Net premiums are credited at your option to either a fixed interest account ("Fixed Account") or a multifunded separate account ("Separate Account") or both. Interest will be credited to the Cash Value in the Fixed Account. The Cash Value in the Separate Account will vary with investment experience. The cost of insurance and other charges will be deducted each month proportionately from the Fixed Account and the Separate Account.

               "You" and "your" refer to the owner of this policy.

               "We", "us" and "our" refer to Metropolitan Life Insurance
               Company.

               The "insured" named on page 3 is the person at whose death the insurance proceeds will be payable.

               The "Specified Face Amount of Insurance" as of the Date of Policy is shown on page 3. A new page 3 will be issued to show any change in the Specified Face Amount of Insurance that has occurred at your request.

               The "Date of Policy" is shown on page 3.

               The "Final Date of Policy" is the policy anniversary on which the insured is age 95.

               Policy years and months are measured from the Date of Policy. For example, if the Date of Policy is May 5, 2001, the first policy month ends June 4, 2001 and the first policy year ends May 4, 2002. Similarly, the first monthly anniversary is June 5, 2001, and the first policy anniversary is May 5, 2002.

               The "Designated Office" is our Executive Office at One Madison Avenue, New York, N.Y. 10010. We may, by written notice, name other offices within the United States to serve as Designated Offices.

               The "Investment Start Date" is the later of: (1) the Date of Policy; and (2) the date we receive the first premium at our Designated Office.

               The "Allocation Date" is twenty calendar days after the Investment Start Date.

               "Issue Age" is the age of the insured shown on Page 3.

               "Fixed Account" is the account under the policy to which we will add the payments that you allocate to the Fixed Account. The Fixed Account is part of our general account.

               "Separate Account" is Metropolitan Life Separate Account UL, the account under this policy to which we will add the payments that you allocate to any of the Investment Divisions in the Separate Account.

               "Policy Loan Account" is the account to which we will transfer the amount of any policy loan from the Fixed and Separate Accounts.

               "Cash Value" is the sum of: (a) the value in the Fixed Account;
               (b) the value in each investment division of the Separate Account; and (c) the value in the Policy Loan Account.

               "Cash Surrender Value" is the Cash Value less any policy loan and loan interest and any applicable surrender charge and, if the policy is surrendered in the first policy year, less the Base Administration Charge for each full policy month remaining to the end of the first policy year.

               To make this policy clear and easy to read, we have left out many cross-references and conditional statements. Therefore, the provisions of the policy must be read as a whole. For example, our payment of the insurance proceeds (see page 7) depends upon the payment of sufficient premiums (see page 15).

               To exercise your rights, you should follow the procedures stated in the policy. If you want to request a payment, change the allocations of net premiums and/or Cash Value, adjust the death benefit, change a beneficiary, change an address or request any other action by us, you should do so on the forms prepared for each purpose. You can get these forms from our Designated Office.


7FM-9806                               6                                  AAADUF

                           Payment When Insured Dies

Insurance      If the Insured dies before the Final Date of Policy, and while
Proceeds       the policy is in force, an amount of money, called the insurance proceeds, will be paid to the beneficiary. The insurance proceeds are the sum of:

                        * The death benefit described below
                                      PLUS
                        * Any insurance on the insured's life that may be
                          provided by riders to this policy
                                     MINUS
                        * Any policy loan and loan interest
                                      MINUS
                        * Any due and unpaid monthly deductions accruing during
                          a grace period.

               We will pay the insurance proceeds to the beneficiary after we receive proof of death and a proper written claim.

Death Benefit  The death benefit under this policy will be either 1, 2 or 3 below, whichever is chosen and is in effect at the time of death, but in no event less than the minimum death benefit.

               1. Option A:   The Specified Face Amount of Insurance.

               2. Option B:   The Specified Face Amount of Insurance
                                      PLUS
                              The Cash Value on the date of death.

               3.  Option C:  If death occurs prior to the policy anniversary on which the insured is age 65:

                                   The Specified Face Amount of Insurance.
                                              PLUS
                                   The Cash Value on the date of death.

                                   On the policy anniversary on which the
                                   insured is age 65, the Specified Face Amount of Insurance will be recalculated to equal the Specified Face Amount of Insurance plus the cash value at the end of the previous day. We will issue a new page at that time.

                              If death occurs on or after the policy anniversary on which the insured is age 65:

                                   The Specified Face Amount of Insurance.

               See the Full and Partial Cash Withdrawal provision for the effect of a partial withdrawal on the death benefit.

 Alternative   In no event will the death benefit be less than the amounts
Death Benefit  described below:

                                                 Alternative Death Benefit
                      Age on Date                 as a Percentage of the
                       of Death                        Cash Value

                      40 or younger                       250%
                        41-45                           243-215
                        46-50                           209-185
                        51-55                           178-150
                        56-60                           146-130
                        61-65                           128-120
                        66-70                           119-115
                        71-75                           113-105
                        76-90                             105
                        91-95                           104-100
                      96 and over                         100

               The alternative death benefit percentage will decrease uniformly within the age ranges shown.


7FM-9807                               7                                  AAADUG

Guaranteed     This benefit is in effect only if a Guaranteed Minimum Death
Minimum        Benefit Premium and a Guaranteed Minimum Death Benefit Period is
Death Benefit  shown on page 3.

               If the Cash Surrender Value is not sufficient to keep this policy in force (see Premiums provision on page 15) we will pay the Insurance Proceeds if:

               1. The insured dies during the Guaranteed Minimum Death Benefit
                  Period

                        AND

               2. The total premiums paid to date, less any partial cash
                  withdrawals and outstanding loan, equals or exceeds the Guaranteed Minimum Death Benefit Premium due to date.

               Any increase or decrease in the Specified Face Amount of Insurance will result in an adjustment in the Guaranteed Minimum Death Benefit Premium, a new page 3 reflecting this change will be issued.

               We will send you a notice if the requirement in item 2. above is not met. The notice will state the premiums which will have to be paid and the impact that not paying the necessary premium will have on this benefit. If sufficient premiums are not paid within at least 61 days of the date of the notice, this benefit will terminate and the policy will continue under the terms of the Premiums provision.

               If this benefit terminates it cannot be reinstated.

Death Benefit  At any time after the second policy year, but no more than once
Adjustment     every 12 months, while this policy is in force, you may change the death benefit option or change (either increase or decrease) the Specified Face Amount of Insurance, subject to the following:

               1. In the event of a change in the death benefit option, we will change the Specified Face Amount of Insurance as follows:

                  a. If you change from Option A to Option B, the Specified Face
                     Amount of Insurance will be decreased by the then current cash value.

                  b. if you change from Option B to Option A, the Specified Face
                     Amount of Insurance will be increased by the then current cash value.

                  c. If you change from Option C to Option A prior to the policy anniversary on which the insured is age 65, the Specified Face Amount of Insurance will be increased by the then current cash value. If you make this option change later, there will be no change in the Specified Face Amount of Insurance.

                  d. If you change from Option C to Option B prior to the policy anniversary on which the insured is age 65, there will be no change in the Specified Face Amount of Insurance. If you make this change later, the Specified Face Amount of Insurance will be reduced by the then current cash value.

                  e. If you change from Option A to Option C, the Specified Face
                     Amount of Insurance will be reduced by the then current cash value. You may change to Option C at any time on or before the policy anniversary on which the insured is age 60.

                  f. If you change from Option B to Option C there will be no change in the Specified Face Amount of Insurance. You may change to Option C at any time on or before the policy anniversary on which the insured is age 60.

               2. The Specified Face Amount of Insurance may not be reduced to less than the Specified Face Amount Limits shown on page 3.1, nor may it be reduced to a level where the total premiums already paid to date exceed the then current Internal Revenue Service limits relating to the definition of life insurance.


7FM-9808                               8                                  AAADUH

               3. The Specified Face Amount of Insurance may not be increased after the insured reaches age 80. For any change at your request which would increase the death benefit, you must provide evidence satisfactory to us of the insurability of the insured. Each increase must be at least $5,000. A charge of $5 per month for 12 months following the increase will be added to the monthly deductions. This charge will be part of the monthly deduction as of the date the increase takes effect. New withdrawal charges will apply for 15 policy years after the increase.

               4. No change in the death benefit will take effect unless the cash surrender value after the change is equal to at least two monthly deductions. A request for a change in the death benefit will take effect as of the monthly anniversary which coincides with or next follows: (a) if evidence of insurability is required, the date we approve the request, or
                  (b) if not, the date of the request.

               5. We will issue a new page 3 for this policy showing the change.
                  We may require that you send us this policy to make any requested change.

                                Monthly Deduction

               The deduction for any policy month is the sum of the following amounts, determined on each monthly anniversary:

               * The monthly cost of term insurance;

               * The monthly mortality and expense risks charges;

               * The monthly administrative charge;

               * The monthly cost of any benefits provided by rider;

               * For any month in which your request results in an increase in the Specified Face Amount, the underwriting charge, as shown on page 3.1.

               Within 30 days before or 30 days after the policy anniversary, you may choose to have the monthly deduction (excluding the monthly mortality and expense risk charges) proportionately to the Fixed Account and each Investment Division of the Separate Account or all to the Fixed Account. If you choose to have the monthly deduction charged to the Fixed Account and its value is not sufficient to cover the deduction, the remainder will be charged proportionately to each Investment Division of the Separate Account. The monthly mortality and expense risk charges will be charged proportionately to values in each Investment Division of the Separate Account.

Cost of Term   Under all death benefit options, the amount of the term insurance
Insurance      for any policy month is equal to:

               * The death benefit divided by one plus the monthly guaranteed interest rate shown on page 3.1;

                        MINUS

               * The Cash Value.

               The Cash Value used in this calculation is the Cash Value before the deduction for the monthly cost of term insurance and for any disability waiver benefit, but after the deduction for riders and any other charges.

               The cost of term insurance for any policy month is equal to the amount of term insurance multiplied by the monthly term insurance rate. After the Final Date the cost of term insurance is zero. Monthly term insurance rates will be set by us from time to time, based on the insured's age, sex, and underwriting class. But these rates will never be more than the maximum rates shown in the table on page 4. Any changes in mortality charges will not recoup past losses. Any adjustments in policy cost factors will be by class and based on changes in such factors as mortality, persistency and expenses.


7FM-9809                                9                                 AAADUD

                                 Fixed Account

Value The value of the Fixed Account on the Investment Start Date is equal to:

               1. The portion of the initial net premium which has been paid and allocated to the Fixed Account;

                              MINUS

               2. The portion of any monthly deductions charged to the Fixed
                  Account.

               The value of the Fixed Account on any day on or after the Allocation Date is equal to:

               1. The value on the preceding day, with interest on such values at the current applicable rates;

                              PLUS

               2. Any portion of net premium paid and allocated to the Fixed
                  Account on that day;

                              PLUS

               3. Any amount transfered to the Fixed Account on that day;

                              MINUS

               4. Any amount transferred from the Fixed Account on that day;

                              MINUS

               5. Any cash withdrawal made from the Fixed Account on that day;

                              MINUS

               6. The portion of any transfer charge allocated to the value of the Fixed Account;

                     MINUS, IF THAT DAY IS A MONTHLY ANNIVERSARY,

               7. The portion of the monthly deduction which is charged to the
                  Fixed Account, to cover the policy month which starts on that day.

Interest       The guaranteed interest rate for the Fixed Account is shown on
Rate           page 3.1.

               We may declare rates of interest in excess of the guaranteed rate on amounts in the Fixed Account at any time, subject to the following conditions: the rate of excess interest on any net premiums paid during a month of the year will not change until the first day of the same month in the following year. We also may credit different rates of excess interest to premium payments made in different months of the year and different rates of excess interest at the end of each twelve-month period for Cash Value related to premiums received in a given month of each prior year. Transfers made into the Fixed Account will be treated as new premium payments for these purposes. However, if, within 12 months of the date of a transfer from the Fixed Account to the Separate Account, all or part of the amount transferred is transferred back to the Fixed Account, the interest credited to the amount transferred back to the Fixed Account will be at the rate that would have been credited had it remained in the Fixed Account all along.

               We will credit the guaranteed and any excess interest on every Valuation Date. Once credited, that interest will be guaranteed and will become part of the value in the Fixed Account from which monthly deductions are made. The monthly deduction will be charged against the most recent premiums paid (and transfers made) and interest credited.


7FM-9810                               10                                 AAADUI

                                Separate Account

               Separate Account UL is an investment account established and maintained by us, separate from our general account or other separate investment accounts. It is used for flexible premium variable life insurance policies, and if permitted by law, may be used for other policies or contracts as well.

               We own the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

               Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

               The Separate Account will be valued at the end of each Valuation Period.

               A "Valuation Date" is each day on which there is enough trading in a portfolio's securities that the current value of its shares could be materially affected. In general, Valuation Dates will be days when the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable laws.

               A "Valuation Period" is the period between successive Valuation Dates starting at the close of the New York Stock Exchange, on each Valuation Date and ending at the close of the New York Stock Exchange, on the next Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period, as long as the basis is not inconsistent with applicable laws.

Investment     The "Investment Divisions" are part of the Separate Account. Each
Divisions      division holds a separate class (or series) of stock of a
               designated investment company or companies. Each class of stock represents a separate portfolio in an investment company.

               The Investment Divisions available on the Date of Policy are described on Page 5. We may from time to time make other Investment Divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

Our Right      We reserve the right to make certain changes if, in our judgment,
to Make        they would best serve the interests of the owners of policies
Changes        such as this one, or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

               Example of the changes we may make include:

               * To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

               * To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

               * To transfer any assets in an Investment Division to another Investment Division, or to one or more separate accounts, or to our general account, or add, combine, or remove Investment Divisions in the Separate Account.

               * To substitute, for the investment company shares held in any Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

               * To change the way we assess charges, but without increasing the aggregate amount charged to the Fixed Account and any currently available investment division of the Separate Account or available portfolios of the fund.

               * To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.


7FM-9811                               11                                 AAADUJ

               If any of these changes result in a material change in the underlying investments of an Investment Division in the Separate Account, we will notify you of such change. If you have funds allocated to that division, you may then make a new choice of Investment Divisions.

Value The value of the Separate Account is the sum of the Cash Values in each of the Investment Divisions.

               The value in each Investment Division of the Separate Account on the Allocation Date is equal to:

               1. The portion of the initial net premium which has been paid and is allocated to the Investment Division;

                              MINUS

               2. The portion of any monthly deductions charged to the
                  Investment Division.

               The Cash Value in each Investment Division on subsequent Valuation Dates is equal to:

               1. The Cash Value in the Investment Division on the preceding
                  Valuation Date;

                              PLUS

               2. Any increase due to the investment result in the Investment
                  Division of the Separate Account;

                              PLUS

               3. Any net premium payments received during the current Valuation
                  Period which are allocated to the Investment Division;

                              PLUS

               4. Any net amounts transferred to the Investment Division during the current Valuation Period;

                              MINUS

               5. Any decrease due to the investment result in the Investment
                  Division of the Separate Account;

                              MINUS

               6. Any amounts transferred from the Investment Division during the current Valuation Period;

                              MINUS

               7. Any cash withdrawal from the Investment Division during the current Valuation Period;

                              MINUS

               8. The portion of any transfer charge allocated to the value in the Investment Division;

                     MINUS, IF A MONTHLY ANNIVERSARY OCCURS DURING THE CURRENT
                      VALUATION PERIOD,

               9. The portion of the monthly deduction charged to the Investment
                  Division during the current Valuation Period to cover the policy month which starts on that day.


7FM-9812                               12                                 AAADUK

                       Owner's Right to Change Allocation

               You can change the allocation of future net premiums to the Fixed Account and/or the Investment Divisions of the Separate Account. You must allocate at least 10% of net premiums to each alternative you choose. Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing, or by other means as determined by us, of a change in the allocation percentages. The change will take effect immediately upon receipt at our Designated Office.

               You may also change the allocation of the Cash Value. To do this, you may transfer amounts among the alternatives at any time. A transfer charge of no more than $25 will be deducted from the Cash Value from which amounts are transferred proportionately among the Fixed Account and the Investment Divisions of the Separate Account when each transfer is effected. However, no charge will be assessed for transfers from policy loans and loan repayments. In addition, during the first 24 policy months, no charge will be assessed for a complete transfer of all amounts in the Investment Divisions of the Separate Account to the Fixed Account. Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is $50, or, if less, the entire value in an Investment Division of the Separate Account or the entire value in the Fixed Account. The maximum amount that may be transferred from the Fixed Account in any policy year is the greater of $50 or 25% of the amount in the Fixed Account over the last 12 months. The change will take effect on the date we receive written notice from you at our Designated Office.

Exchange       During the first 24 months following the Date of Policy, the
Privilege      policy owner may transfer the entire amount in the Separate
               Account to the Fixed Account and allocate all future net premiums to the Fixed Account. This will serve as an exchange of the policy for the equivalent of a flexible premium fixed benefit life insurance policy. There will be no charge for this transfer.

                       Payments During Insured's Lifetime

Payment on     If the insured is alive on the Final Date of Policy, and you do
Final Date     not ask us in writing to continue the policy, we will pay you the
of Policy      Cash Surrender Value. Coverage under this policy will then end.

               You may ask us in writing to continue this policy after the Final Date. If you do, the death benefit will be equal to the Cash Value. The insurance proceeds will equal the death benefit minus any outstanding policy loan and loan interest.

Full and       We will pay you all or part of the Cash Surrender Value after we
Partial Cash   receive your request at our Designated Office. The Cash Surrender
Withdrawal     Value will be determined as of the date we receive your request.
               If you request and are paid the full Cash Surrender Value, this policy and all our obligations under it will end. We may require surrender of this policy before we pay you the full Cash
               Surrender Value.

               Each partial withdrawal of Cash Value must be at least $500. When a partial withdrawal is made, we will reduce the Cash Value by the amount of the partial withdrawal. The reduction in Cash Value will be allocated in the same manner you chose to have the Monthly Deduction applied.

               The maximum amount that may be withdrawn from the Fixed Account in any policy year is the greater of $50 or 25% of the largest amount in the Fixed Account over the last four policy years.

               If either (i) Option A is then in effect; or (ii) Option C is in effect and the policy anniversary on which the insured is age 65 has past, we will also reduce the Specified Face Amount of Insurance by the amount of the partial withdrawal, and a new page 3 will then be issued. We may require that you send us this policy to make the change. Partial cash withdrawals will not effect the Specified Face Amount of Insurance if (i) Option B is in effect; or (ii) Option C is in effect and the withdrawal is made prior to the policy anniversary on which the insured is age 65.


7FM-9813                               13                                 AAADUL

               A partial withdrawal which would reduce the cash surrender value to less than two monthly deductions may not be made. Also, if either (i) Option A is in effect; or (ii) Option C is in effect and the policy anniversary on which the insured is age 65 has past, then a partial withdrawal may not be made if it would reduce the Specified Face Amount of Insurance to less than the Specified Face Amount Limits on Page 3.1, or to a level where the premiums already paid would exceed the then current Internal Revenue Service Limits. If you request a partial cash withdrawal and these conditions apply, we will contact you to determine if you want to cancel the request, withdraw a smaller amount, or surrender the policy.

Surrender      If, within the first 15 policy years, (i) you request a cash
Charges        withdrawal, (ii) decrease the Specified Face Amount of Insurance, or (iii) the policy ends because the grace period expired, we will deduct a surrender charge from the cash value. If you request a full cash withdrawal within the first policy year, we will also deduct any administrative charges not paid during the first policy year. We will also deduct a surrender charge from the cash value if you have increased the specified face amount and, within 15 years of the increase, (i) you request a cash withdrawal or (ii) the policy ends because the grace period expired. No surrender charge applies to an increase in the Specified Face Amount of Insurance resulting from a change in the death benefit option.

               The smallest amount you can withdraw at any one time is $500. If, in any policy year you make a partial withdrawal, we will deduct (from the policy's cash value) a proportional amount of any surrender charge on the amount withdrawn that is greater than 10% of the policy's cash surrender charge. The surrender charge will be allocated in the same manner as the monthly deductions are allocated. If you decrease the Specified Face Amount of Insurance we will, also, deduct a proportional amount of any surrender charges from the policy's cash value.

               The surrender charges are shown on page 4.1. If there is an increase or decrease in the surrender charges we will send you a new page 4.1.

Policy Loan    You may also get cash by taking a policy loan upon assignment of this policy as sole security. If there is an existing loan, you can increase it.

               The maximum amount available for a new or increased loan will be the policy's cash surrender value less two monthly deductions.

               The smallest amount you can borrow at any one time is $500.

               The loan will be allocated first to the Fixed Account and then proportionately among the Investment Divisions of the Separate Account.

               Loan interest is charged daily at the rate up to a maximum of 6% a year, and is due at the end of each policy year. Interest not paid within 31 days after it is due will be added to the loan principal. It will be added as of the due date and will bear interest at the same rate as the rest of the loan. It will be deducted proportionately from the policy's cash value in the Fixed Account and each Investment Division of the Separate Account and will be transferred to the Policy Loan Account. The amount transferred will be treated as an increased loan.

Loan           You may repay all or part (but not less than $50) of a policy
Repayment      loan at any time while the insured is alive and this policy is in force. Loan repayments will be allocated in the same manner as net premium payments.

               Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the cash surrender value is less than the monthly deduction due on a monthly anniversary. In that case, the Grace Period provision will apply (see page 15).

Effect of      When a loan is made, the cash value in each Investment Division
a Policy       of the Separate Account equal to the portion of the policy loan
Loan on the    allocated to each Investment Division will be transferred to a
Cash Value     Policy Loan Account within the General Account. The cash value in the Fixed Account equal to the portion of the policy loan allocated to that Account will also be transferred to the Policy
               Loan Account.

               Amounts in the Policy Loan Account will be credited with interest at a rate of 4% year. Interest credited to amounts in the Policy Loan Account will be allocated at least once a year among the Fixed Account and the Investment Divisions of the Separate Account in the same proportions as net premiums are then being allocated.

Deferment      We reserve the right to defer calculation and payment of benefits in the following circumstances:


7FM-9814                               14                                 AAADUM

               1. If your policy is in force with a Cash Value in the Separate
                  Account, it will generally not be practical for us to determine the investment experience of the Separate Account during any period when the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings), or when the Securities and Exchange Commission restricts trading or determines that an emergency exists. In such a case and with respect to the Separate Account, we reserve the right to defer: (a) determination, application, or payment of a cash withdrawal value; (b) determination of policy loans except for a loan to pay a premium to us; (c) a change in the allocation among the Investment Divisions of the Separate Account; and (d) payment of the death benefit.

               2. If your policy is in force with a Cash Value in the Fixed
                  Account, we may defer paying a cash withdrawal value from the Fixed Account for up to 6 months from the date we receive a request for payment. If we delay for 30 days or more, interest will be paid at a rate not less than the guaranteed rate shown on page 3.1 or at a rate required by law, if greater.

               3. We may delay making a loan from the Fixed Account, except for a loan to pay a premium to us, for up to 6 months from the date you request the loan.

                                    Premiums

Premium        Premium payments other than the first premium are to be sent to
Payments       our Designated Office.

               No insurance will take effect before the first premium is paid. Other premiums may be paid at any time while the policy is in force and before the Final Date of Policy and in any amount subject to the limits described below.

               We will send premium notices, if you request in writing, according to the planned premium shown on page 3. You may skip planned premium payments or change their frequency and amount if the cash surrender value is large enough to keep your policy in force.

               The premium payment may need to be increased in order to keep this policy in force if there is any change in these assumptions or in the amount and frequency of premium payments.

               Premiums received while there is an outstanding loan will be applied to the loan balance.

Limits After the first two policy years, additional premium payments may be necessary to keep the policy in force depending upon actual investment experience and the timing and frequency of the premium payments. Each planned premium payment after the first two policy years must be at least $200 annually and $100 semi-annually ($15 for a Special Account payment). However, any unplanned premium payment must be at least $250.

               We may increase these minimum premium limits. No increase will take effect until 90 days after notice is sent.

               The total premiums paid in a policy year may not exceed the maximum we set for that year. When we set the maximum for total premiums paid in a policy year, we will take account of any requirements in federal legislation relating to the definition of life insurance. We will return to you any premium paid in a policy year to the extent it is more than the maximum.

Grace Period   If, at any time the Guaranteed Minimum Death Benefit is not in effect, the Cash Surrender Value on any monthly anniversary is less than the monthly deduction for that month, there will be a grace period of 61 days after that anniversary to pay an amount that will cover two monthly deductions. We will send you a notice at the start of the grace period. We will also send a notice to any assignee on our records.

               If we do not receive a sufficient amount by the end of the grace period, your policy will end without value.

               If the insured dies during the grace period, we will pay the insurance proceeds minus any overdue monthly deduction.


7FM-9815                               15                                 AAADUN

Reinstatement  If the grace period has ended and you have not paid the required premium and have not surrendered your policy for its Cash Surrender Value, you may reinstate this policy while the insured is alive if you:

               1. Ask for reinstatement within 3 years after the end of the grace period;

               2. Provide evidence of insurability satisfactory to us; and

               3. Pay a sufficient amount to keep this policy in force for at least 2 months after the date of reinstatement; plus (a) an amount sufficient to cover the unpaid portion of the charges applicable during the first 12 policy months; plus (b) any portion of the surrender charges which was not paid when the policy ended because the cash value was not sufficient to pay such portion of the charges: plus (c) interest on (a) to the date of reinstatement at the rate of 6% a year.

                    Any policy loan and interest due when the policy ends will be canceled. The effective date of the reinstated policy will be the date we approve the reinstatement application.

                            Ownership and Beneficiary

Owner As owner, you may exercise all rights under your policy while the insured is alive. You have the right to designate another entity to exercise your rights with our consent. You may name a contingent owner who would become the owner if you should die before the insured.

Change of      You may name a new owner at any time. If a new owner is named,
Ownership      any earlier choice of a contingent owner, beneficiary, contingent beneficiary or optional payment plan will be canceled, unless you specify otherwise.

Beneficiary    The beneficiary is the entitiy or entities and/or person or persons designated by the policy owner to receive insurance proceeds upon the death of the insured. You may name a contingent beneficiary to become the beneficiary if all the beneficiaries cease to exist while the insured is alive. If no beneficiary or contingent beneficiary exists when the insured dies, the owner
               (or the owner's estate, if applicable) will be the beneficiary.
               While the insured is alive, the owner may change any beneficiary or contingent beneficiary. If more than one beneficiary exists when the insured dies, we will pay them in equal shares, unless you have chosen otherwise.

How to Change  You may change the owner, contingent owner, beneficiary or
the Owner or   contingent beneficiary of this policy by written notice or
the            assignment of the policy. No change is binding on us until it is
Beneficiary    recorded at our Designated Office. Once recorded, the change binds us as of the date you signed it. The change will not apply to any payment made by us before we recorded your request. We may require that you send us this policy to make the change.

Collateral     Your policy may be assigned as collateral. All rights under the
Assignment     policy will be transferred to the extent of the assignee's interest. We are not bound by any assignment or release thereof unless and until it is in writing and is recorded at our Designated Office. We are not responsible for the validity of any assignment.

                                   Exclusions

Suicide The insurance proceeds will not be paid if the insured commits suicide, while sane or insane, within 2 years from the Date of Policy. Instead, we will pay the beneficiary an amount equal to all premiums paid, without interest, less any policy loan and loan interest and less any partial cash withdrawals. If the insured commits suicide, while sane or insane, more than 2 years after the Date of Policy but within 2 years from the effective date of any increase in the death benefit, our liability with respect to such increase will be limited to its cost.


7FM-9816                               16                                 AAADUO

                               General Provisions

The Contract       This policy includes any riders and, with the application
                   attached at issue, and any application added after Issue, makes up the entire contract. All statements in the application will be representations and not warranties. No statement will be used to contest the policy unless it appears in the application.

Limitation on      No representative or other person except our President, a
Representative's   Vice-President, or the Secretary may (a) make or change any or Other Person's  contract of insurance; or (b) make any binding promises about
Authority          benefits; or (c) change or waive any of the terms of this
                   policy. Any change or waiver is valid only if made in writing and signed by our President, Vice-President, or Secretary.

Incontestability   We will not contest the validity of your policy after it has been in force during the insured's lifetime for 2 years from the Date of Policy. We will not contest the validity of any increase in the death benefit after such increase has been in force during the insured's lifetime for 2 years from its effective date.


Age and Sex         If the insured's age or sex on the Date of Policy is not
                   correct as shown on page 3, we will adjust the benefits under this policy. If the Insured dies before a correction is made, the adjusted benefits will be the amounts bought by the monthly deduction just before the date of death, based on the correct age and sex. Otherwise we will recompute the value of the Cash Value by taking out the monthly cost of term insurance for the life of the policy, using the level of benefits bought by the monthly deduction just before we learned the correct age and sex.

Nonparticipation   This policy is not eligible for dividends; it does not
                   participate in any distribution of our surplus.

Computation        The Fixed Account Cash Value is computed using a guaranteed
of Values          minimum interest rate shown on page 3.1 .This value and the maximum term insurance rates shown on page 4 are based on the 1980 Commissioners Standard Ordinary Mortality (sex distinct)
                   Table.

                   For substandard policy classifications, these values and rates are based on a modified version of the 1980 CSO Mortality Table that reflects our mortality experience.

                   We have filed a detailed statement of the method of computation with the insurance supervisory official of the state In which this policy is delivered. The values under this policy are equal to or greater than those required by the law of that state.

Annual Report      Each year we will send you a report showing the current death benefit, the Cash Value and any outstanding policy loans for this policy.

                   It will also show the amount and type of credits to and deductions from the Cash Value during the past policy year.

                   The report will also include any other information required by state laws and regulations.

Illustration of    At any time, we will provide an illustration of the future
Future Benefits    benefits and values under your policy. You must ask in
                   writing for this illustration. The first illustration in any policy year will be furnished free of charge. Any subsequent request in that policy year will be subject to a service fee set by us.


7FM-9817                               17                                 AAADUP

               Unless otherwise requested, we may pay the insurance proceeds when the insured dies, or the Cash Surrender Value on surrender or on the Final Date of the policy, in one sum, or by placing the amount in an account that earns interest. The payee will have immediate access to all or part of the account. If requested, we will apply the amount under one or more of the following payment plans:

Option 1.      Interest Income -- The amount applied will earn interest which will be paid monthly. Withdrawals of at least $500 each may be made at any time by written request.

Option 2.      Installment Income for a Stated Period -- Monthly installment payments will be made so that the amount applied, with Interest, will be paid over the period chosen (from 1 to 30 years).

Option 2A.     Installment Income of a Stated Amount -- Monthly installment payments of a chosen amount will be made until the entire amount applied, with interest, is paid.

Option 3.      Single Life Income -- Guaranteed Payment Period -- Monthly
               payments will be made during the lifetime of the payee with a chosen guaranteed payment period of 10, 15 or 20 years.

Option 3A.     Single Life Income -- Guaranteed Return -- Monthly payments will be made during the lifetime of the payee. If the payee dies before the total amount applied under this plan has been paid, the remainder will be paid in one sum as a death benefit.

Option 4.      Joint and Survivor Life Income -- Monthly payments will be made jointly to two persons during their lifetime and will continue during the remaining lifetime of the survivor. A total payment period of 10 years is guaranteed.

Other          Instead of monthly payments, you may choose to have payments made
Frequencies    quarterly, semiannually or annually. Other payment plans may be
and Plans      arranged with us.

Choice of      A choice of a payment plan for insurance proceeds made by you in
Payment        writing and recorded by us while the insured is alive will take
Plans          effect when the insured dies. All other choices of payment plans will take effect when recorded by us or later, if requested. When a payment plan starts, we will issue a contract which will describe the terms of the plan. We may require that you send us this policy. We may also require proof of the payee's age.

               Payment plans may be chosen:

               (1) by you during the lifetime of the insured; or
               (2) by the beneficiary within one year after the insured died and before any no payments have been made, if choice was in effect on the date of death.

               A choice of a payment plan will not take effect unless each payment under the plan would be at least $50.

Limitations    If the payee is not a natural person, the choice of a payment plan will be subject to our approval. An assignment for a loan will modify a prior choice of payment plan. The amount due the assignee will be payable in one sum and the balance will be applied under the payment plan.

               Payments may not be assigned and, to the extent permitted by law, will not be subject to the claims of creditors.

Payment Plan   Amounts applied under the interest income and installment payment
Rates          plans will earn interest at a rate we set from time to time.

               Life income plan payments will be based on a rate set by us and in effect on the date the insurance proceeds or cash value become payable.


7FM-9818                               18                                 AAADUQ

Minimum Payments under Payment Plans -- Monthly payments under Options 2, 3, 3A and 4 for each $1,000 applied will not be less than the amounts shown in the following Tables.

--------------------------------------------------------------------------------
                Option 2. Installment Income for a Stated Period
                    Monthly Payments for each $1000 Applied.
--------------------------------------------------------------------------------
         Minimum Amount              Minimum Amount              Minimum Amount
Years    of Each Monthly   Years     of Each Monthly    Years    of Each Monthly
chosen   Payment           chosen    Payment            chosen   Payment
--------------------------------------------------------------------------------
1           $84.47           11         $8.86            21            $5.32
2            42.86           12          8.24            22             5.15
3            28.99           13          7.71            23             4.99
4            22.06           14          7.26            24             4.84
5            17.91           15          6.87            25             4.71
6            15.14           16          6.53            26             4.59
7            13.16           17          6.23            27             4.47
8            11.68           18          5.96            28             4.37
9            10.53           19          5.73            29             4.27
10            9.61           20          5.51            30             4.18
--------------------------------------------------------------------------------
            To determine the minimum amount for quarterly payment multiply the above monthly payment by 2.99; for semiannual by 5.96; and for annual by 11.84.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
            Option 3. Single Life Income -- Guaranteed Payment Period        Option 3A.
         Minimum Amount of each Monthly Payment for each $1,000 Applied
                                                                             Single Life Income -
              ------------------------------------------------------------   Guaranteed Return


                        Guaranteed Payment Period                            Minimum Amount of each
              ------------------------------------------------------------   Monthly Payment for each
                                                                             $1,000 Applied

                    10 years             15 years             20 years
  Payee's      --------------------------------------------------------------------------------------
    Age         Male      Female     Male      Female     Male       Female     Male      Female
-----------------------------------------------------------------------------------------------------
     50        $3.63      $3.41      $3.61     $3.40      $3.57      $3.38      $3.52      $3.34
     55         3.90       3.63       3.86      3.61       3.81       3.57       3.75       3.52
     60         4.24       3.90       4.17      3.86       4.08       3.81       4.02       3.75
     65         4.67       4.24       4.55      4.17       4.39       4.08       4.37       4.02
     70         5.23       4.77       5.01      4.64       4.70       4.45       4.79       4.44
     75         5.93       5.36       5.50      5.10       4.99       4.77       5.33       4.89
     80         6.75       6.25       5.97      5.69       5.20       5.08       5.99       5.58
85 and over     7.60       7.09       6.33      6.13       5.31       5.25       6.81       6.30
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    Option 4. Joint and Survivor Life Income -- Guaranteed Period of 10 years
         Minimum Amount of each Monthly Payment for each $1,000 Applied
--------------------------------------------------------------------------------
      Age of             One Male and              Two                 Two
   Both Payees            One Female               Males              Females
--------------------------------------------------------------------------------
        50                   $3.19                 $3.28              $3.13
        55                    3.36                  3.48               3.28
        60                    3.58                  3.72               3.48
        65                    3.86                  4.05               3.72
        70                    4.23                  4.48               4.05
        75                    4.79                  5.06               4.59
--------------------------------------------------------------------------------

On request, we will provide additional information about amounts of minimum payments.


7FM-9819                               19                                 AAADUR

                                     Notice

               When you write to us, please give us your name, address and policy number. Please notify us promptly of any changes. We will write to you at your last known address.

               Checks, drafts or money orders may be drawn to the order of Metropolitan Life (or "Met Life"). They are received subject to the condition that they may be handled for collection in accordance with the practice of the collecting bank or banks. If we do not receive the full amount of any check, draft or money order, it will not constitute payment. All payments are to be made in U.S. currency. We may refuse to accept any payments made in a manner that applicable law requires us to refuse (such as any large cash payment made without information that we are required by law to obtain).

Voting for     Our Board of Directors is elected by the policyholders. For
Directors      details on how to vote, write to our Secretary.

                       Metropolitan Life Insurance Company
                       One Madison Avenue
                       New York, New York 10010-3690

Countersigned and Delivered on__________________ By ____________________________

                                Table of Contents

                                             Page

Policy Specifications                        3,3.1

Table of Guaranteed
Maximum insurance Rates                         4

Table of Maximum                              4.1
Surrender Charges                               5

Description of
investment Divisions in
the Separate Account                            6

Definitions                                     7

Payment When Insured Dies                       7
    Insurance Proceeds                          7
    Death Benefit                               7
    Alternative Death Benefit                   8
    Guaranteed Minimum Death Benefit            8
    Death Benefit Adjustment                    9
Monthly Deduction                               9
    Cost of Term Insurance
Fixed Account                                  10
    Value                                      10
    Interest Rate                              10
Separate Account                               11
    Investment Divisions                       11
    Our Right to Make Changes                  11
    Value                                      12
Owners Right to
Change Allocation                              13
    Exchange Privilege                         13
Payments During Insured's Lifetime             13
    Payment on Final
      Date of Policy                           13
    Full and Partial
      Cash Withdrawal                          13
    Surrender Charges                          14
    Policy Loan                                14
    Loan Repayment                             14
    Effect of a Policy Loan
      on the Cash Value                        14
    Deferment                                  14
Premiums                                       15
    Premium Payments                           15
    Limits                                     15
    Grace Period                               15
    Reinstatement                              16
Ownership and Beneficiary                      16
    Owner                                      16
    Change of Ownership                        16
    Beneficiary                                16
    How to Change the Owner
      or the Beneficiary                       16
    Collateral Assignment                      16
Exclusion                                      16
    Suicide                                    16
General Provisions                             17
    The Contract                               17
    Limitation on
      Representative's or Other
      Person's Authority                       17
    Incontestability                           17
    Age and Sex                                17
    Nonparticipation                           17
    Computation of Values                      17
    Annual Report                              17
    Illustration of Future
      Benefits                                 17
Methods of Payment                             18
    Options                                    18
    Other Frequencies
      and Plans                                18
    Choice of Payment Plans                    18
    Limitations                                18
    Payment Plan Rates                         18
    Minimum Payments under Payment Plans       19

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               Any riders for additional benefits follow page 19.

Flexible Premium Multifunded Life Insurance Policy

Life insurance payable if the insured dies before the Final Date of Policy. Cash value, if any, less any policy loan and loan interest, payable on the Final Date.

Adjustable death benefit.

Premiums payable while the insured is alive and before the Final Date of Policy. Premiums must be sufficient to keep the policy in force.

Not eligible for dividends.


7FM-98                                                                    AAADUS